Exhibit 2.3

DESCRIPTION OF SECURITIES

As at 31 December 2020, Prudential Plc (“Prudential”, “Company”, “we”, “us”, “our”) had five classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) Ordinary Shares, 5 pence par value each (the “Ordinary Shares”), (ii) American Depositary Shares, each representing two Ordinary Shares, (iii) 6.75% perpetual subordinated capital securities (the “2004 Securities”), (iv) 6.50% perpetual subordinated capital securities (the “2005 Securities”), and (v) 3.125% senior notes due 2030 (the “2020 Notes”). Each of the foregoing securities are listed on the New York Stock Exchange.

The following is a summary of the terms of Prudential’s share capital, including brief descriptions of provisions contained in our articles of association, as last amended on 22 March 2019 (the “Articles”). These summaries and descriptions are being provided for information and references purposes only and are not intended to be, and must not be taken as, the basis for any investment decision. Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended December 31, 2020 of which this Exhibit 2.3 is a part.

DESCRIPTION OF ORDINARY SHARES

General

The issued share capital as at 31 December 2020 consisted of 2,609,489,702 Ordinary Shares, all fully paid up and listed on the London Stock Exchange and the Hong Kong Stock Exchange. Prudential also maintains a secondary listing of the Ordinary Shares on the Singapore Stock Exchange.

Rights and obligations

The issued share capital of Prudential is not currently divided into different classes of shares. The Companies Act 2006 abolished the requirement for a company to have an authorised share capital.

The rights and obligations attaching to the Ordinary Shares are set out in full in the Articles. There are currently no voting restrictions on the Ordinary Shares, all of which are fully paid, and each share carries one vote on a poll. If votes are cast on a show of hands, each shareholder present in person or by proxy, or in the case of a corporation, by its duly authorised corporate representatives, has one vote. The same individual may be appointed as proxy or as a corporate representative by more than one member.

Holders of Ordinary Shares have the right to participate in a distribution of profits, by way of dividend and have the right to participate in the surplus assets of the Company available for distribution in the event of a winding up or liquidation, voluntary or otherwise in proportion to the amounts paid up or credited as paid up on such Ordinary Shares.

Where, under an employee share scheme, participants are the beneficial owners of the Ordinary Shares but not the registered owners, the voting rights are normally exercisable by the trustee on behalf of the registered owner in accordance with the relevant plan rules. The trustees would not usually vote any unallocated shares held in trust but they may do so at their discretion provided it would be considered to be in the best interests of the beneficiaries of the trust and permitted under the relevant trust deed.

Transfer of shares

In accordance with English company law, Ordinary Share may be transferred by an instrument of transfer or through an electronic system (currently CREST) and no transfer is restricted except that the directors may, in certain circumstances, refuse to register transfers of shares. If the directors make use of that power, they must send the transferee notice of the refusal within two months.

Certain restrictions may be imposed from time to time by applicable laws and regulations (for example, insider trading laws) and pursuant to the Listing Rules of both the Financial Conduct Authority and the Hong Kong Stock Exchange, as well as under the rules of some of our employee share plans.

Changes in share capital and authority to issue shares

Under English law directors require authority from shareholders, other than under certain types of employee share schemes, whenever shares are issued. Newly issued Ordinary Shares must first be offered to existing shareholders pro rata to their holdings (pre-emption rights) subject to certain exemptions, for example, where Ordinary Shares are issued for non-cash consideration or in respect of certain types of employee share schemes.

We seek authority from our shareholders on an annual basis to issue Ordinary Shares up to a maximum amount of which a defined number may be issued without pre-emption rights applying. Dis-application of statutory pre-emption procedures is also available for rights issues. The existing authorities to issue shares and dis-apply pre-emption rights are due to expire at the end of the 2021 annual general meeting of the Company when shareholder approval will be sought to renew and enhance those authorities.

Ordinary Shares may not be consolidated or sub-divided without approval by an ordinary resolution of the shareholders. Reductions in our issued share capital and share premium account must be approved by a special resolution of the shareholders and must be confirmed by an order of the court.

Subject to the Articles, if the share capital is divided into different classes of shares, the rights of any class of shares may be changed or deemed varied, only if such measure is approved by a special resolution passed at a separate meeting of the members of that class, or with the written consent of members holding at least three quarters of the shares of that class. At least two persons holding or representing by proxy at least one-third in nominal amount of the issued shares of the class must be present at such a meeting in person or by proxy to constitute a quorum.

Our board of directors may not authorise, create or increase the amount of, any shares of any class or any security convertible into shares of any class or any security which is convertible into shares of any class ranking, as regards rights to participate in the profits or assets in the company, in priority to a series or class of preference shares without the consent in writing of at least three-quarters in nominal value of, or the sanction of a special resolution of, the holders of such series or class of preference shares.

In accordance with the terms of a waiver granted by the Hong Kong Stock Exchange, we confirm that we are in compliance with the applicable law and regulation in the UK in relation to the holding of shares in treasury and with the conditions of the waiver in connection with the purchase of our own shares and any treasury shares it may hold.

Dividends

Under English law, we may pay dividends only if distributable profits are available for that purpose. Distributable profits are accumulated, realised profits not previously distributed or capitalised, less accumulated, realised losses not previously written off in a reduction or reorganisation of capital. Even if distributable profits are available, we may only pay dividends if the amount of our net assets is not less than the aggregate of our called-up share capital and undistributable reserves (including, for example, the share premium account) and the payment of the dividend does not reduce the amount of the net assets to less than that aggregate. Subject to these restrictions, our board of directors may recommend to holders of Ordinary Shares that a final dividend be declared and recommend the amount of any such dividend or determine whether to pay a distribution by way of an interim dividend, and the amount of any such interim dividend, but must take into account our financial position. Final dividends become a legal liability upon the later of the date they are declared and the date the shareholder approval expresses them to be payable. Interim dividends only become a legal liability at the point they are paid.

We or our board of directors may determine the date on which we pay dividends. We pay dividends to holders of Ordinary Shares on our share registers on the record date in proportion to the number of Ordinary Shares held by each shareholder. There are no fixed dates on which entitlements to dividends arise. Interest is not payable on dividends or on other amounts payable in respect of Ordinary Shares.

If a shareholder does not claim a dividend within 12 years of such dividend becoming due for payment, such shareholder forfeits their right to receive it. Such unclaimed amounts may be invested or otherwise used for our benefit.

We periodically undertake share forfeiture programmes. If a holder of Ordinary Shares is recorded as untraced for more than 12 years, the Ordinary Shares held by such person are deemed as forfeited and sold by us. We hold the proceeds from the sale of the forfeited Ordinary Shares for a period of six years, as required under the Articles.

A number of dividend waivers are in place and these relate to Ordinary Shares issued but not allocated under our employee share plans. These shares are primarily held by the trustees of such share plans and will, in due course, be used to satisfy requirements under our employee share plans.

DESCRIPTION OF THE AMERICAN DEPOSITARY SHARES

American Depositary Shares, which are frequently referred to as “ADSs”, represent ownership interests in securities that are on deposit with a depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” We have one class of American Depositary Shares registered under Section 12 of the Exchange Act, with each such American Depositary Share representing two Ordinary Shares.

Our ADSs are deposited pursuant to an Amended and Restated Deposit Agreement dated as of June 2000 among Prudential, JPMorgan Chase Bank, N.A. (f/k/a Morgan Guaranty Trust Company of New York), as depositary (the “Depositary”), and all holders from time to time of ADRs issued thereunder (the “Deposit Agreement”). The following is a summary of the general terms of the Deposit Agreement. This summary does not purport to be complete. For complete information, please read the Deposit Agreement, the form of which has been filed with the SEC as Exhibit (a) to Registration Statement 333-12168.

Dividends and Distributions

An owner of an ADS generally has the right to receive the distributions, if any, that we make on the Ordinary Shares deposited with the custodian bank. Receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the Deposit Agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Whenever the Depositary receives any cash dividend or any other cash distribution on any Ordinary Shares, the Depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders in proportion to the number of ADSs held as of a specified record date, subject to the laws and regulations of England and Wales.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The Depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the Depositary in respect of the Ordinary Shares.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement.

Distributions of Shares

If any distribution upon an Ordinary Share consists of a dividend in, or free distribution of, Ordinary Shares, the Depositary will distribute additional ADRs for an aggregate number of ADSs representing the number of Ordinary Shares received as such dividend or distribution. Holders will receive such ADRs in proportion to the number of ADSs held as of a specified record date. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of additional ADRs will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes or governmental charges, the Depositary may sell all or a portion of the new Ordinary Shares so distributed.

Distribution of Rights

Whenever the Depositary receives any rights to subscribe for additional Ordinary Shares or any rights of any nature, the Depositary has the discretion to determine the appropriate procedure to make such rights available to the holders of ADSs or in disposing of such rights and distributing the net proceeds thereof, subject to the terms of the Deposit Agreement.

Other Distributions

Whenever the Depositary receives any distribution other than cash or Ordinary Shares, the Depositary will cause such securities or property to be distributed to the holders of ADSs in proportion to the number of ADSs held as of a specified record date in any manner the Depositary deems equitable and practicable. Any such distribution will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement.

Changes Affecting Ordinary Shares

The Ordinary Shares held on deposit for a holder’s ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such Ordinary Shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, the securities received by the Depositary will become deposited securities, each ADS will automatically represent its proportionate share of the new deposited securities, and the Depositary may issue new ADSs or ask a holder to surrender such holder’s outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Deposit, Withdrawal and Cancellation

The Depositary will issue ADSs if Ordinary Shares have been deposited or evidence of rights to receive Ordinary Shares with the custodian has been received. Upon payment of its fees and expenses and of any taxes or charges, the Depositary will register the appropriate number of ADSs in the names requested and will deliver the ADSs at the Depositary office facilities in the Borough of Manhattan, the City of New York, to the persons requested.

Upon written instruction, holders may request that the Ordinary Shares represented by the ADSs be withdraw. Upon payment of its fees and expenses and of any taxes or charges, the Depositary will deliver the underlying Ordinary Shares and any other deposited securities underlying the ADSs at the office of the custodian or at the holder’s request, any other place specified in such order.

Voting Rights

As a holder, you generally have the right under the Deposit Agreement to instruct the Depositary to exercise the voting rights for the Ordinary Shares represented by your ADSs.

As soon as practicable after receipt of notice of any meeting or solicitation of consents or proxies of holders of Ordinary Shares, the Depositary will distribute to holders of ADSs notice of the same, together with information explaining how to instruct the Depositary to exercise the voting rights of the Ordinary Shares. If the Depositary receives voting instructions from a holder of ADSs, it will endeavor to vote the Ordinary Shares represented by the holder’s ADSs in accordance with such voting instructions. The Depositary will not vote any Ordinary Shares except in accordance with such instructions.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the Depositary, among others:

Service	Fees
• Delivery of Receipts against deposit of Ordinary Shares	Up to U.S. 5¢ per ADS issued
• Withdrawal of Deposited Securities against surrender of Receipts	Up to U.S. 5¢ per ADS cancelled

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the Depositary and certain taxes and governmental charges such as:

•             fees for the transfer and registration of Ordinary Shares charged by the registrar and transfer agent for the Ordinary Shares in England (i.e., upon deposit and withdrawal of Ordinary Shares);

•             expenses incurred for converting foreign currency into U.S. dollars;

•             expenses for the cable, telex and fax transmissions for delivery of securities;

•             taxes and duties upon the transfer of securities (i.e., when Ordinary Shares are deposited or withdrawn from deposit); and

•             fees and expenses incurred in connection with the delivery or servicing of Ordinary Shares on deposit.

We have agreed to pay certain other charges and expenses of the Depositary. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the Depositary. You will receive prior notice of such changes.

Amendments and Termination

We may agree with the Depositary to amend the Deposit Agreement and the ADSs for any reason without the consent of the holders party thereto. If the amendment adds or increases fees or charges (except for taxes and other governmental charges, transfer or registration fees or certain expenses of the Depositary), or prejudices an important right of ADS holders, it will not become effective until three months after the Depositary notifies the holders of ADSs of such amendment.

No amendment will impair a holder’s right request that the Ordinary Shares represented by the ADSs be withdrawn. If a governmental body adopts new laws or rules that require the Deposit Agreement or ADSs to be amended, we and the Depositary may make the necessary amendments, which could take effect before a holder receives notice thereof.

A holder of ADSs will be bound by the modifications to the Deposit Agreement if such holder continues to hold ADSs after the modifications to the Deposit Agreement become effective.

We have the right to direct the Depositary to terminate the Deposit Agreement. Similarly, the Depositary may in certain circumstances on its own initiative terminate the Deposit Agreement. In either case, the Depositary must give notice to the holders at least 30 days before termination. As soon as practicable after the expiration of six months from the date of termination of the Deposit Agreement, the Depositary will sell the Ordinary Shares and any other the securities held on deposit. The Depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs for the pro rata benefit of the holders of ADSs. At that point, the Depositary will have no further obligations to holders of ADSs other than to account for the funds then held for the holders of ADSs still outstanding.

Limitations on Obligations and Liabilities

The Deposit Agreement expressly limits our and the Depositary’s obligations and liabilities. Under the Deposit Agreement, we and the Depositary:

•             are only obligated to take the actions specifically set forth in the Deposit Agreement without gross negligence or bad faith;

•             are not liable if either of them is prevented, forbidden, subject to civil or criminal penalty on account of, or delayed by law or circumstances beyond its control from performing its respective obligations under the Deposit Agreement;

•             are not liable if either of them exercises discretion permitted under the Deposit Agreement;

•             have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the Deposit Agreement on a holder’s behalf or on behalf of another party unless satisfactory indemnification is furnished;

•             may rely upon any documents they believe to be genuine and to have been signed or presented by the proper party; and

•             will not be liable for any action or inaction while relying on advice or information from legal counsel or certain other advisers, any holder or anyone else competent to give advice or information.

In addition, a holder may request the Depositary to cause its nominee to take certain actions as a shareholder on your behalf. For actions other than voting, a holder must indemnify the Depositary for any resulting losses, pay the expenses associated with such request and comply with certain other conditions. The Depositary will not, if acting in good faith, be responsible for failing to carry out instructions to vote the ADSs or for the manner in which the ADSs are voted or the effect of the vote.

Pre-Release Transactions

The Depositary may, in certain circumstances, issue ADSs before receiving a deposit of Ordinary Shares or release Ordinary Shares before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions.” The Deposit Agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The Depositary may retain the compensation received from the pre-release transactions.

Taxes

Holders of ADSs will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the Depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. Holders of ADSs will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The Depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The Depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on a holder’s behalf. However, a holder may be required to provide to the Depositary and to the custodian proof of taxpayer status and residence and such other information as the Depositary and the custodian may require to fulfill legal obligations. Holders are required to indemnify us, the Depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for such holder.

DESCRIPTION OF SUBORDINATED DEBT SECURITIES

Our subordinated debt securities have been issued under and are governed by a document called a subordinate indenture, which we entered into on 6 August 2004 with Citibank, N.A., as subordinated trustee. The subordinated trustee has two main roles:

•                      first, the subordinated trustee can enforce the rights of holders of the subordinated debt securities issued under the indenture against us if we default, subject to certain limitations on the extent to which the subordinated trustee acts on behalf of holders of the subordinated debt securities; and

•                      second, the subordinated trustee performs administrative duties for us, such as sending interest payments and notices to holders of the subordinated debt securities.

As of 31 December 2020 we have issued two series of subordinated debt securities under Section 12 of the Exchange Act — the 2004 Securities and the 2005 Securities (collectively, the “Capital Securities”). The 2004 Securities were issued pursuant to the subordinated indenture, as supplemented by the first supplemental indenture dated as of 6 August 2004. The 2005 Securities were issued pursuant to the subordinated indenture, as supplemented by the second supplemental indenture dated as of 15 July 2005.

The subordinated indenture and its associated documents, including any supplemental indenture relating to a particular series of subordinated debt securities and the subordinated debt securities themselves, contain the full text of the matters summarized herein. The following description of the subordinated debt securities is a summary and does not purport to be complete. This description is qualified in its entirety by reference, as applicable, to the subordinated indenture as so supplemented.

Any future subordinated debt securities that we issue will be issued under an indenture dated 10 August 2020 that we entered into with Citibank, N.A., as subordinated trustee.

General

The subordinated indenture does not limit the aggregate principal amount of subordinated debt securities that we may issue thereunder. We may issue such securities under the subordinated indenture from time to time in one or more series. All subordinated debt securities of any one series need not be issued at the same time.

We issued $250,000,000 aggregate principal amount of the 2004 Securities on 6 August 2004. The 2004 Securities are perpetual securities with no maturity date and bear interest at a rate of 6.75% per annum on the outstanding principal amount. We may exchange the 2004 Securities in whole or in part on any interest payment date into one or more series of our preference shares. As of 15 March 2021, $250,000,000 aggregate principal amount of the 2004 Securities was outstanding.

We issued $300,000,000 aggregate principal amount of the 2005 Securities on 15 July 2005. The 2005 Securities are perpetual securities with no maturity date and bear interest at a rate of 6.50% per annum on the outstanding principal amount. We may exchange the 2005 Securities in whole or in part on any interest payment date into one or more series of our preference shares. As of 15 March 2021, $300,000,000 aggregate principal amount of the 2005 Securities was outstanding.

The Subordinated Trustee

Citibank, N.A. is subordinated trustee under the subordinated indenture. We and certain of our subsidiaries maintain deposit accounts and conduct other banking transactions with Citibank, N.A. in the ordinary course of our business.

Status of the Capital Securities

The Capital Securities constitute our unsecured, subordinated obligations and rank equally and ratably without any preference among themselves. The rights and claims of the Capital Securities holders are subordinated to senior creditors. The term “senior creditors” includes (i) any creditors who are unsubordinated creditors with claims admitted in the event of our winding up; (ii) any creditors having claims in respect of liabilities that are, or are expressed to be, subordinated, whether only in the event of a winding up or otherwise, to the claims of our unsubordinated creditors but not further or otherwise; (iii) any creditor who is a holder of capital securities other than the Capital Securities except those that rank, or are expressed to rank, equally with or junior to the Capital Securities; and (iv) all other creditors having claims, including other such creditors holding subordinated debt securities, except those that rank, or are expressed to rank, equally with or junior to the claims of any holder of the Capital Securities.

As a result of the foregoing, in the event of any bankruptcy, winding up or liquidation in England and Wales, senior creditors may recover more, ratably, than holders of the Capital Securities.

Exchange Option

Each series of Capital Securities are exchangeable, in whole or in part, at our option and in our sole discretion into preferences shares issued by us on any interest payment date upon not less than 30 nor more than 60 days’ notice. We may also exchange such series of Capital Securities in whole (but not in part) on upon certain other conditions being met as more fully described in the subordinated indenture, provided, however that we may not make effect any such exchange without first providing sufficient regulatory notice.

Upon exchange, we will pay any deferred interest outstanding on the series of Capital Securities being exchanged in accordance with the provisions of the subordinated indenture.

The preference shares issued in connection with a partial exchange of Capital Securities will contain the same terms and provisions as those issued in connection with any other partial exchange, except that the different issue dates will mean that certain preference shares may be redeemed earlier or later than others. Accordingly, preference shares issued on one partial exchange will constitute a separate series from preference shares issued upon a different partial exchange and will therefore not be fungible.

If we exchange any series of Capital Securities in part only, we must do so in an aggregate principal amount of at least $100 million (or multiples of $50 million above $100 million), and no partial exchange may leave less than $100 million aggregate principal amount such series of Capital Securities outstanding. The Capital Securities to be exchanged in any partial exchange will be selected in a manner deemed fair and appropriate by the subordinated trustee.

We will not exchange any Capital Securities for our preference shares unless:

•                      there is no accrued but unpaid interest on such Capital Securities;

•                      any deferred interest related to such Capital Securities has been paid in accordance with terms of the subordinated indenture;

•                      no Capital Security Default, Payment Event or Event of Default (each, as further defined herein) has occurred and is continuing;

•                      we have a sufficient number of authorized but unissued preference shares immediately prior to the exchange;

•                      our directors have all the necessary authority under English law to allot and issue the preference shares arising on exchange; and

•                      we comply with certain other conditions set forth in the subordinated indenture.

Upon an exchange, each Capital Security of $25 principal amount will be exchanged for one preference shares issued by us with a liquidation preference of $25.

If we elect to exchange some or all of our Capital Securities, we will effect an exchange by redeeming the Capital Securities being exchanged for their principal amount and immediately applying such redemption proceeds to subscribe for the applicable number of preference shares being issued to the holders.

As a consequence of the exchange provisions described above, holders of Capital Securities being exchanged will not be entitled under any circumstances to the redemption amounts payable in connection with the exchange as described above. Such holders will receive only the preference shares we will issue on the exchange date in respect of which the redemption amounts will have been applied.

The preferences shares will be issued at a nominal value of $0.01 per share and a premium of $24.99 per share, with both such amounts being subscribed and fully paid.

After an exchange in accordance with the subordinated indenture, the Capital Securities being exchanged will cease to exist for any purpose on the exchange date. From the exchange date, the person or persons entitled to receive preference shares upon an exchange will be treated as the holder or holders of those preferences shares in accordance with the subordinated indenture. Our preference shares will be represented by American Depositary Shares evidenced by American Depositary Receipts.

If we decide to exchange the Capital Securities for preferences shares, upon our giving notice of such exchange, we will use our reasonable efforts to obtain a listing on the New York Stock Exchange of the preferences shares (in the form of ADSs evidenced by ADRs).

We undertake to pay any U.K. stamp duty, stamp duty reserve tax or similar U.K. governmental charge arising in connection with the issuance of the preference shares, ADSs or ADRs to, or to the respective accounts of, the holders or beneficial owners of Capital Securities that are exchanged.

Defaults; Limitation of Remedies

There are three categories of default under our subordinated indentures: (i) Capital Security Default, (ii) Payment Events and (iii) Events of default, each as more specifically described below.

Capital Security Defaults

Generally, subject to the terms of the subordinated indenture, it shall be a “Capital Security Default” with respect to each applicable series of Capital Securities if we: (i) fail to pay or set aside for payment the amount due to satisfy any interest payment on a compulsory interest payment date and such failure continues for 14 days, or (ii) fail to pay or set aside a sum to provide for payment of the principal amount of such series of Capital Securities, any accrued but unpaid interest and any Deferred Interest on a capital security redemption date (as may be postponed from time to time pursuant to the terms and conditions of such series of Capital Securities) and such failure continues for 14 days.

If any Capital Security Default occurs and is continuing in respect of the applicable series of Capital Securities, the subordinated trustee may commence (i) a proceeding in England and Wales (but not elsewhere) for our winding up, or (ii) judicial proceeding for the collection of the sums so due and unpaid, provided that the subordinated trustee may not declare the principal amount of any applicable outstanding Capital Securities to be due and payable.

Payment Event

If we fail to make payment as described above and the solvency condition is not timely satisfied, such failure will not constitute a “Capital Security Default” but instead will constitute a “Payment Event.” Upon the occurrence of a Payment Event, the subordinated trustee may institute proceedings in England and Wales (but not elsewhere) for our winding up but may not pursue any other legal remedy, including a judicial proceeding for the collection of the sums due and unpaid.

Events of Default

If either a court of competent jurisdiction makes an order, which is not successfully appealed within 30 days, or an effective shareholders’ resolution is validly adopted, for our winding up in England and Wales, (except in the case of a winding up solely for the purpose of a reconstruction or amalgamation or substitution in our place of a successor in business in each case where the applicable series of Capital Securities remain outstanding and are assumed by such successor in business on terms previously approved in writing by the holders of not less than 75% in aggregate principal amount of the outstanding Capital Securities), that order or resolution will constitute an “Event of Default” with respect to the applicable Capital Securities.

If an Event of Default occurs and is continuing, the subordinated trustee or the holder or holders of at least 25% in aggregate principal amount of the outstanding series of Capital Securities may declare the entire principal amount of such series of Capital Securities to be due and payable immediately. However, after this declaration but before the subordinated trustee obtains a judgment or decree for payment of money due, the holder or holders of a majority in aggregate principal amount of the outstanding series of Capital Securities may rescind the declaration of acceleration and its consequences, but only if all Events of Default have been remedied and all payments due, other than those due as a result of acceleration, have been made.

General

By acceptance of the Capital Securities, each holder and the subordinated trustee, on behalf of such holders, will be deemed to have waived any right of set-off or counterclaim that such holder might otherwise have against us whether prior to or in our bankruptcy or winding up. Notwithstanding the preceding sentence, if any of the rights and claims of any holder of any series of Capital Securities are discharged by set-off, such holder will immediately pay an amount equal to the amount of such discharge to us or, if applicable, the liquidator or subordinated trustee or receiver in our bankruptcy and, until such time as payment is made, will hold a sum equal to such amount in trust for us or, if applicable, the liquidator or subordinated trustee or receiver in our bankruptcy. Accordingly, such discharge will be deemed not to have taken place.

The holder(s) of a majority, or any greater requisite amount, as the case may be, of the aggregate principal amount of any applicable series of Capital Securities may waive any past Event of Default, Capital Security Default or Payment Event with respect to such series of Capital Securities, except an Event of Default, Capital Security Default or Payment Event in respect of either (i) the payment of principal of, interest payments or deferred interest payments on, such series of Capital Securities or (ii) a covenant or provision of the subordinated indenture which cannot be modified or amended without the consent of each holder of such series of Capital Securities.

Subject to the provisions of the subordinated indenture relating to the duties of the subordinated trustee, if a Capital Security Default occurs and is continuing with respect to a series of Capital Securities, the subordinated trustee will be under no obligation to any holder or holders of such series of Capital Securities to exercise any of its rights or powers under the subordinated indenture at the request of any holder of such series of Capital Securities unless such holder shall have offered to the subordinated trustee an indemnity reasonably satisfactory to the subordinated trustee against any loss, liability or expense, and then only to the extent required by the terms of the subordinated indenture. Subject to the subordinated indenture provisions for the indemnification of the subordinated trustee, the holder(s) of a majority in aggregate principal amount of the outstanding series of Capital Securities shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the subordinated trustee or exercising any trust or power conferred on the subordinated trustee with respect to such series of Capital Securities. However, the subordinated trustee may refuse to follow any direction that is in conflict with any rule of law or the subordinated indenture, or is unjustly prejudicial to the holder(s) of such series of Capital Securities not taking part in the direction or which would subject the subordinated trustee to personal liability. The subordinated trustee may take any other action that it deems proper which is not inconsistent with that direction.

The subordinated indenture provides that the subordinated trustee will, within 90 days after the occurrence of an Event of Default, Capital Security Default or Payment Event with respect to a particular series of Capital Securities, give to each holder of such series of Capital Securities notice of the Event of Default, Capital Security Default or Payment Event known to it, unless the Event of Default, Capital Security Default or Payment Event has been cured or waived. However, the subordinated trustee shall be protected in withholding notice if it determines in good faith that withholding notice is in the interest of the holders of such series of Capital Securities.

We are required to furnish to the subordinated trustee annually a statement as to our compliance with all conditions and covenants under the subordinated indenture.

Any money deposited with the subordinated trustee or any paying agent for a series of Capital Securities, or then held by us in trust for the payment of the principal of and interest and deferred interest, if any, on such series of Capital Securities and remaining unclaimed for two years after such principal and interest and deferred interest, if any, has become due and payable shall, unless otherwise required by mandatory provisions of applicable escheat, or abandoned or unclaimed property law, upon the giving of notice to each holder of such series of Capital Securities as provided in the subordinated indenture, be paid to us, or (if then held by us) shall be discharged from such trusts; and the holder of such series of Capital Security shall, thereafter, as an unsecured general creditor, look only to us for payment thereof, and all liability of such subordinated trustee or such paying agent with respect to such trust money, and all our liability as trustee thereof, shall thereupon cease.

Consolidation, Merger and Sale or Lease of Assets

We may, without the consent of the holders of any series of Capital Security, consolidate with or merge into or transfer or lease our properties and assets substantially as an entirety, provided, however, that any successor corporation formed by any such consolidation or merger or any such transferee or lessee of our assets is a corporation or other person organized and validly existing under the laws of a member country of the Organisation for Economic Co-operation and Development that assumes our obligations on such series of Capital Securities and the subordinated indenture, and a number of other conditions are met.

Note that any such conditions will apply only if we wish to merge or consolidate with another entity or sell our assets substantially as an entirety to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the securities or assets or another entity, any transaction that involves a change of control of Prudential but in which we do not merge or consolidate, and any transaction in which we sell less than substantially all our assets.

Modifications

Under certain circumstances, we can make changes to the subordinated indenture and the Capital Securities. The following three types of changes are possible.

Changes Requiring Approval by each Holder

The first type of change comprises changes that cannot be made without the specific approval of each holder of each affected series of Capital Securities. These include changes that:

•             change the stated maturity of the principal or any interest on such series of Capital Securities;

•             add a stated maturity;

•             reduce the rate or amount of any interest;

•             reduce the principal or any premium payable on redemption;

•             change redemption dates to the detriment of any holder;

•             change the place of payment;

•             change the right of holders to waive an existing default by majority vote;

•             impair the right to sue for payment;

•             reduce the percentage of holders who must consent to a waiver or amendment of the subordinated indenture or the waiver of defaults;

•             modify the provisions of the subordinated indenture with respect to the subordination of the applicable series of Capital Securities in a manner adverse to any holder; and

•             make any change to the list of changes that requires the approval of each holder, including the foregoing.

Changes Requiring 50% Approval

The second type of change comprises changes that require approval by the holders of at least 50% of the aggregate principal amount of the outstanding Capital Securities of each affected series. Most changes fall into this category, except for those described under “Changes Requiring Approval by each Holder” above and “Changes Not Requiring Approval” below.

Changes Not Requiring Approval

The third type of change does not require any approval by holders of a series of Capital Securities. This type is generally limited to clarifications and other changes that would not adversely affect holders of such series of Capital Securities in any material respect.

Waivers of Certain Covenants

Our obligations to comply with certain restrictive covenants in the subordinated indenture pertaining to corporate existence and maintenance of certain agencies may be waived by holders of not less than a majority in aggregate principal amount of the outstanding Capital Securities of each affected series.

Consent to Service; Jurisdiction

Under the subordinated indenture, we have irrevocably designated Jackson National Life Insurance Company as our authorized agent for service of process in any legal action or proceeding arising out of or relating to the subordinated indenture or any Capital Securities brought in any federal or state court in The City of New York, New York and we irrevocably submit to the jurisdiction of those courts.

Legal Ownership, Form and Payments

The Capital Securities are represented by one or more global securities in registered form, without coupons attached, and has been deposited with The Depository Trust Company (“DTC”) and registered in the name of the DTC’s nominee.

Unless and until the Capital Securities are exchanged in whole or in part for other securities that we issue or the global securities are exchanged for definitive securities, the global securities may not be transferred except as a whole by DTC to a nominee or a successor of DTC.

Beneficial interests in the global Capital Securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants. Owners of beneficial interests in the Capital Securities will receive payments relating to their Capital Securities in U.S. dollars.

So long as DTC, or its nominee, is the holder of a global Capital Security, DTC or its nominee will be considered the sole holder of such global Capital Security for all purposes under the subordinated indenture. Subject to certain exceptions, no participant, indirect participant or other person will be entitled to have Capital Securities registered in its name, receive or be entitled to receive physical delivery of Capital Securities in definitive form or be considered the owner or holder of the Capital Securities under the subordinated indenture. Each person having an ownership or other interest in Capital Securities must rely on the procedures of DTC and, if a person is not a participant in DTC must rely on the procedures of the participant or other securities intermediary through which that person owns its interest, to exercise any rights and obligations of a holder under the subordinated indenture or the Capital Securities.

Payments on the Global Securities

Payments of any amounts in respect of any global Capital Securities will be made by the subordinated trustee to DTC. Payments will be made to beneficial owners of Capital Securities in accordance with the rules and procedures of DTC or its direct and indirect participants, as applicable. Neither we nor the subordinated trustee nor any of our agents will have any responsibility or liability for any aspect of the records of any securities intermediary in the chain of intermediaries between DTC and any beneficial owner of an interest in a global security, or the failure of DTC or any intermediary to pass through to any beneficial owner any payments that are made to DTC.

Issuance of Definitive Securities

So long as DTC holds the global Capital Securities, such global securities will not be exchangeable for definitive securities unless: (i) DTC notifies the subordinated trustee that it is unwilling or unable to continue to hold the book-entry Capital Securities or DTC ceases to be a “clearing agency” registered under the Exchange Act and we do not appoint a successor to DTC which is registered under the Securities Exchange Act within 120 days; or (ii) in the event of our winding up we fail to make a payment on the Capital Securities when due.

Each person having an ownership or other interest in a Capital Security must rely exclusively on the rules or procedures of DTC and any agreement with any participant of DTC or any other securities intermediary through which that person holds its interest to receive or direct the delivery of any definitive security.

If definitive securities are issued in the limited circumstances described above, those securities may be transferred in whole or in part in denominations of any whole number of securities upon surrender of the definitive securities certificates together with the form of transfer endorsed on it, duly completed and executed at the specified office of a paying agent. If only part of a securities certificate is transferred, a new securities certificate representing the balance not transferred will be issued to the transferor within three business days after the paying agent receives the certificate. The new certificate representing the balance will be delivered to the transferor by uninsured post at the risk of the transferor, to the address of the transferor appearing in the records of the paying agent. The new certificate representing the securities that were transferred will be sent to the transferee within three business days after the paying agent receives the certificate transferred, by uninsured post at the risk of the holder entitled to the securities represented by the certificate, to the address specified in the form of transfer.

Governing Law

The Capital Securities and the subordinated indenture will be governed by and construed in accordance with the laws of the State of New York, except that the subordination provisions of the Capital Securities and the subordinated indenture will be governed by and construed in accordance with the laws of England and Wales.

DESCRIPTION OF THE SENIOR DEBT SECURITIES

Our senior debt securities have been and will be issued under and governed by a document called a senior indenture, which we entered into on 14 April 2020 with Citibank, N.A., as senior trustee. The senior trustee has two main roles:

•             first, the senior trustee can enforce the rights of holders of the senior debt securities against us if we default, subject to certain limitations on the extent to which the senior trustee acts on behalf of holders of the senior debt securities; and

•             second, the senior trustee performs administrative duties for us, such as sending interest payments and notices to the holders of the senior debt securities.

As of 31 December 2020 we have issued one series of senior debt securities under Section 12 of the Exchange Act — the 2020 Notes. The 2020 Notes were issued pursuant to the senior indenture, as supplemented by the first supplemental indenture dated as of 14 April 2020.

The senor indenture and its associated documents, including any supplemental indenture relating to a particular series of senior debt securities and the senior debt securities themselves, contain the full text of the matters summarized herein. The following description of the 2020 Notes is a summary and does not purport to be complete. This description is qualified in its entirety by reference, as applicable, to the senior indenture as so supplemented.

General

The senior indenture does not limit the aggregate principal amount of senior debt securities that we may issue thereunder. We may issue such securities under the senior indenture from time to time in one or more series. All senior debt securities of any one series need not be issued at the same time.

We issued $1,000,000,000 aggregate principal amount of the 2020 Notes on 14 April 2020. The 2020 Notes mature on 14 April 2030 and bear interest at a rate of 3.125% per annum. Interest on the 2020 Notes is payable semi-annually in arrears on 14 April and 14 October of each year, with such interest payments having commenced on 14 October 2020.  As of 15 March 2021, $1,000,000,000 aggregate principal amount of the 2020 Notes was outstanding.

The Senior Trustee

Citibank, N.A. is senior trustee under the senior indenture. We and certain of our subsidiaries maintain deposit accounts and conduct other banking transactions with Citibank, N.A. in the ordinary course of our business.

Status of the 2020 Notes

The 2020 Notes constitute our direct unsubordinated and unsecured obligations, without any preference among themselves and will rank at least equally with all of our other unsecured and unsubordinated obligations. This ranking is subject to such exceptions as are from time to time applicable under the laws of the United Kingdom and to laws or legal procedures of general applicability relating to or affecting creditors’ rights.

So long as the 2020 Notes remain outstanding, we will not create or permit to exist any mortgage or charge upon the whole or any part of our undertaking or assets (other than assets representing the fund or funds we maintain in respect of long-term business (as defined in the Financial Services and Markets Act 2000 of the United Kingdom)), present or future, to secure payment of any of our or our subsidiaries’ present or future relevant indebtedness, or to secure any guarantee or indemnity in respect thereof, without at the same time securing the 2020 Notes and all amounts payable under the senior indenture in respect thereof equally and ratably with the same security as is created or subsisting to secure any such relevant indebtedness, guarantee or indemnity, or such other security as shall be approved by the holders of at least 75% in principal amount of the outstanding 2020 Notes.

Defaults, Remedies and Waivers of Default

Defaults and Remedies

An “event of default” with respect to the 2020 Notes shall result if:

1.               we do not pay any principal (or premium, if any) on the 2020 Notes on the due date for payment, or default is made on the payment of interest, and, in each case, such default continues for a period of 14 days from the due date for payment;

2.                  any covenant or warranty in the senior indenture (other than as stated above with respect to payments when due) has been breached in any material respect and that breach has not been remedied within 30 days of receipt by us of a written notice from the senior trustee, or receipt by us and the senior trustee of written notice of such breach from holders of at least 25% in aggregate principal amount of the outstanding 2020 Notes, requiring that the breach be remedied;

3.                  either a court of competent jurisdiction issues an order that is not successfully appealed within 30 days, or an effective shareholders’ resolution is validly adopted, for our winding up;

4.                  we stop or threaten to stop payments to creditors generally or we cease or threaten to cease to carry on our business or substantially the whole of our business (except for the purposes of, or in connection with, a reconstruction or amalgamation the terms of which have previously been approved in writing by the holders of at least 75% in aggregate principal amount of the outstanding 2020 Notes);

5.                  an encumbrancer takes possession or an administrative or other receiver or an administrator is appointed of the whole or any substantial part of our undertaking, property and assets, or if a distress or execution is levied or enforced upon or sued out against the whole or any substantial part of our chattels and, in the case of any of the foregoing events, is not discharged within 60 days;

6.                  we are unable to pay debts within the meaning of Section 123(2) of the Insolvency Act 1986 of the United Kingdom; or

7.                  our indebtedness for moneys borrowed (as defined below), which indebtedness in respect of any single company has an outstanding aggregate principal amount of at least £30,000,000 (or its equivalent in any other currency or currencies) is not paid on its due date as extended by any applicable grace period and following a demand therefor, or is declared to be or automatically becomes, due and payable prior to its stated maturity by reason of default or if any guarantee or indemnity in respect of indebtedness for moneys borrowed of any third party that we have given (having in respect of any single company an outstanding aggregate principal amount as aforesaid) is not honored when due and called upon and, in any such case, our liability to make payment is not being contested in good faith.

“Indebtedness for moneys borrowed” means the principal amount of (i) all moneys borrowed and (ii) all debentures (together in each case with any fixed or minimum premium payable on final redemption or repayment) that neither we nor any of our subsidiaries beneficially owns for the time being.

If an event of default occurs and is continuing, the senior trustee or the holders of at least 25% of the aggregate principal amount of the outstanding 2020 Notes may declare by a notice in writing to us (and to the senior trustee if given by the holders of the 2020 Notes):

•                      the entire principal amount of (including premium, if any, on) of all such 2020 Notes; and

•                      any accrued but unpaid interest payments thereon, to be due and payable immediately. This is called an acceleration of the maturity. If the maturity of the 2020 Notes has been accelerated, but a judgment for payment has not yet been obtained, the holders of a majority in aggregate principal amount of the 2020 Notes may, under certain circumstances, cancel the acceleration.

If an event of default occurs, the senior trustee will have certain additional duties. In that situation, the senior trustee will be obligated to use its rights and powers under the senior indenture, and to use the same degree of care and skill in its exercise of the rights and powers vested in it by the senior indenture, as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The senior trustee will be under no obligation to exercise any of its rights or powers under the senior indenture at the request of any holder of 2020 Notes, unless such holder shall have offered to the senior trustee indemnity and/or security satisfactory to the senior trustee against any loss, liability or expense, and then only to the extent required by the terms of the senior indenture. Subject to these senior indenture provisions for the indemnification of the senior trustee, the holder(s) of a majority in aggregate principal amount of the 2020 Notes will, subject to certain limitations, have the right to direct the time, method and place of conducting any proceeding seeking any remedy available to the senior trustee.

Before holders are allowed to bypass the senior trustee and bring their own lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the 2020 Notes, all of the following must generally occur:

•                      such holders must give the senior trustee written notice that an event of default has occurred, and the event of default must not have been cured or waived;

•                      holders of at least 25% of the aggregate principal amount of the 2020 Notes must make a written request that the senior trustee take action because of the event of default, and they or other holders must offer to the senior trustee indemnity and/or security satisfactory to the senior trustee against the cost and other liabilities of taking that action;

•                      the senior trustee must not have taken action for 60 days after the above steps have been taken; and

•                      during those 60 days, the holders of a majority of the aggregate principal amount of the outstanding 2020 Notes must not have given the senior trustee directions that are inconsistent with the written request of the holders of at least 25% of the aggregate principal amount of the 2020 Notes.

Notwithstanding these limitations, nothing will impair the right of a holder of the 2020 Notes to institute suit for the enforcement of payment of the principal of (and premium, if any, on) and interest, if any, on the 2020 Notes on or after its stated maturity.

The senior trustee will, within 90 days of a default with respect to the 2020 Notes, give to each holder notice of any default it knows about, unless the default has been cured or waived. However, except in the case of a default in the payment of the principal of (or premium, if any), or interest, if any, on the 2020 Notes, the senior trustee will be entitled to withhold such notice if it determines in good faith that withholding of the notice is in the interest of the holder(s) of the 2020 Notes.

We Will Give the Senior Trustee Information about Defaults Annually

We will furnish the senior trustee with an annual certificate of certain of our officers certifying, to the best of their knowledge, whether we are, or have been, in default and specifying the nature and status of any such default. In addition, we are required to provide the senior trustee with written notice within five days of our becoming aware of any event of default, or event that could mature into an event of default, under the senior indenture.

Waivers of Certain Defaults

The holders of not less than a majority in aggregate principal amount of the 2020 Notes may generally also waive any events of default. If this happens, the relevant event of default will be treated as if it had not occurred. No one, however, can waive defaults by us in the payment of the principal of (and premium, if any, on) and interest, if any, on the 2020 Notes or in respect of a covenant or a provision that under the senior indenture (together with any related amendments or supplements thereto) cannot be modified or amended without the consent of each holder of the 2020 Notes.

Consolidation, Merger and Sale or Lease of Assets

We may, without the consent of the holders of the 2020 Notes, consolidate with or merge into or transfer or lease our properties and assets substantially as an entirety, provided that any successor corporation formed by any such consolidation or merger or any such transferee or lessee of our assets is a corporation or other person organized and validly existing under the laws of a member country of the Organisation for Economic Co-operation and Development that assumes our obligations on the 2020 Notes and the senior indenture, and a number of other conditions are met.

Note that any such conditions will apply only if we wish to merge or consolidate with another entity or sell our assets substantially as an entirety to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the securities or assets or another entity, any transaction that involves a change of control of Prudential but in which we do not merge or consolidate, and any transaction in which we sell less than substantially all our assets.

Modifications

Under certain circumstances, we can make changes to the senior indenture and the 2020 Notes. The following three types of changes are possible.

Changes Requiring Approval by each Holder

The first type of change comprises changes that cannot be made without the specific approval of each holder of the 2020 Notes. These include changes that:

•                      change the stated maturity of the principal, any installment of principal or any interest on the 2020 Notes;

•                      reduce the rate or amount of any interest;

•                      reduce the principal or any premium payable on redemption;

•                      change the place of payment;

•                      change the right of holders to waive an existing default by majority vote;

•                      impair the right to sue for payment;

•                      reduce the percentage of holders who must consent to a waiver or amendment of the senior indenture or the waiver of defaults; and

•                      make any change to the list of changes that requires the approval of each holder, including the foregoing.

Changes Requiring Majority Approval

The second type of change comprises changes that require approval by the holders of more than 50% of the aggregate principal amount of the outstanding 2020 Notes. Most changes fall into this category, except for those described under “Changes Requiring Approval by each Holder” above and “Changes Not Requiring Approval” below.

Changes Not Requiring Approval

The third type of change does not require any approval by holders of the 2020 Notes. This type is limited to clarifications and other changes that would not adversely affect holders of the 2020 Notes in any material respect.

Waivers of Certain Covenants

Our obligations to comply with certain restrictive covenants in the senior indenture pertaining to corporate existence and maintenance of certain agencies or as pertain to the negative pledge covenant described above may be waived by holders of not less than a majority in aggregate principal amount of the outstanding 2020 Notes.

Notices

Notices to holders of the 2020 Notes in registered form will be given by mail to the addresses of such holders as they appear in the security register, or, in the case of the 2020 Notes held by a depositary, in accordance with the applicable procedures of the Depositary.

Consent to Service; Jurisdiction

We have appointed Jackson National Life Insurance Company at 1 Corporate Way, Lansing, Michigan 48951, as our authorized agent for service of process in any suit or proceeding to which we are party arising out of or relating to the 2020 Notes or the senior indenture that may be instituted in any federal or state court in the Borough of Manhattan in New York City and have submitted to the jurisdiction of those courts. Notwithstanding the foregoing, actions relating to the 2020 Notes or the senior indenture may (subject to certain limitations) be instituted by the holder of the 2020 Notes in any competent court in England and Wales.

Legal Ownership and Form

The 2020 Notes are represented by one or more permanent global securities in fully registered form (the “Global Notes”). The Global Notes have been deposited with DTC, and registered in the name of a nominee of DTC in the form of a global certificate.

The Global Notes

DTC has advised us that pursuant to procedures established by it (i) DTC or its custodian has credited, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes are shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the 2020 Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the 2020 Notes represented by such Global Notes for all purposes under the senior indenture governing. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the senior indenture.

Payments of the principal of, premium, if any, and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Notes. None of we, the trustee or any paying agent under the senior indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

DTC’s present practice is, upon receipt of any payment of principal, premium, if any, and interest on the Global Notes, to credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC. Payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing the 2020 Notes.

DTC will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the notes, DTC will exchange the Global Notes for certificated securities, which it will distribute to its participants.

Certificated Securities

A Global Note is exchangeable for certificated securities if: DTC (i) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (ii) has ceased to be a Clearing Agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by us within 120 days.

In addition, beneficial interests in a Global Note may be exchanged for certificated securities upon prior written notice given to the trustee by or on behalf of DTC in accordance with the senior indenture. In all cases, certificated securities delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Governing Law

The senior indenture and the 2020 Notes are be governed by and construed in accordance with the laws of the State of New York.